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                                       OMB APPROVAL

                                   OMB Number:3235-0145
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. 2)


                    Miravant Medical Technologies
                           (Name of Issuer)

                              Common Stock
---------------------------------------------------------------------------
                    (Title of Class of Securities)

                                    69329P
                              (CUSIP Number)


                               February 14, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /_X_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-96)

CUSIP No. 69329P              13G                      Page 2 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Daniel R. Doiron and Pamela G. Doiron Charitable Remainder Unitrust
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/  /
                                                                 (b)/ X /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 0
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              0
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     00
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 3 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Douglas Pecchenino, Custodian for Adrien J. Doiron, UTMA
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/  /
                                                                 (b)/ X /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 0
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              0
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     00
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 4 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Douglas Pecchenino, Custodian for Brendan D. Doiron, UTMA
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/  /
                                                                 (b)/ X /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 0
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              0
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0.0%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     00
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 5 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Daniel R. Doiron and Pamela Goforth Doiron Family Trust
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/ X /
                                                                 (b)/  /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,206,023
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,206,203
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,206,023
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.6%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     00
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 6 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Daniel R. Doiron
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/ X /
                                                                 (b)/  /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                165,313
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,206,023
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 165,313
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,206,203
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,371,336
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     9.6%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 7 of 12 Pages

---------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Pamela Goforth Doiron
---------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/ X /
                                                                 (b)/  /
---------------------------------------------------------------------------
3    SEC USE ONLY

---------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
---------------------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        --------------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 1,206,023
      REPORTING          --------------------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         --------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              1,206,023
---------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,026,023
---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.6%
---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
---------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 69329P              13G                      Page 8 of 12 Pages

ITEM 1.

     (a)  The name of the issuer is Miravant Medical Technologies
("Miravant").

     (b) The principal executive office of Miravant is located at 7408 Hollister Avenue, Santa Barbara, California 93117.


ITEM 2.

     (a) The names of the persons filing this statement are Daniel R. Doiron and Pamela G. Doiron Charitable Remainder Unitrust ("CRUT"), Daniel
R. Doiron and Pamela Goforth Doiron Family Trust ("Trust"), Daniel R. Doiron ("Daniel"), Pamela Goforth Doiron ("Pamela"), Douglas Pecchenino, Custodian for Adrien J. Doiron, UTMA ("Custodian for Adrien") and Douglas Pecchenino, Custodian for Brendan D. Doiron, UTMA ("Custodian for Brendan").

     (b) The residential address of the persons named at item 2.(a) hereof is located at 3090 Calzada Ridge Road, Santa Ynez, California, 93460.

     (c) All of the persons filing this statement are citizens of the United States or entities formed under the laws of a state of the United States.

     (d) This statement relates to shares of Common Stock of Miravant (the"Stock").

     (e)  The CUSIP number of the Stock is 69329P.

CUSIP No. 69329P                   13G                 Page 9 of 12 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

     If this statement is filed pursuant to 240.13d-1(c), check this box. /_X_/.

CUSIP No. 69329P                   13G                 Page 10 of 12 Pages

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: see question 9 on pages 2 through 7 hereof.

     (b)  Percent of class: see question 13 on pages 2 through 7 hereof.

     (c)  Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: see question 5 on pages 2 through 7 hereof.

          (ii) Shared power to vote or to direct the vote: see question 6 on pages 2 through 7 hereof.

          (iii) Sole power to dispose or to direct the disposition of: see question 7 on pages 2 through 7 hereof.

          (iv) Shared power to dispose or to direct the disposition of: see question 8 on pages 2 through 7 hereof.

CUSIP No. 69329P              13G                      Page 11 of 12 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_X_/.

The Custodian for Adrien, the Custodian for Brendan, and the CRUT no longer own any shares of the Stock.

Instruction:  Dissolution of a group requires a response to this item.


ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Daniel, Pamela and the Trust are the members of the group.

CUSIP No. 69329P              13G                      Page 12 of 12 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

The CRUT, the Custodian for Brendan and the Custodian for Adrien are no longer members of the group, because they sold all their shares of the Stock.

ITEM 10.  CERTIFICATION

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:    February 23, 1998

/s/ Daniel R. Doiron                         /s/ Pamela Goforth Doiron
____________________________________         ______________________________
Daniel R. Doiron                             Pamela Goforth Doiron


Daniel R. Doiron & Pamela G. Doiron          Daniel R. Doiron & Pamela
Charitable Remainder Trust                   Goforth Doiron Family Trust

By:  /s/ Daniel R. Doiron                    By:  /s/ Daniel D. Doiron
____________________________________         ______________________________
Daniel R. Doiron, Trustee                    Daniel R. Doiron, Trustee

                                             By:  /s/ Pamela Goforth Doiron
Douglas Pecchenino, Trustee for              ______________________________
Brendan D. Doiron, UTMA and the              Pamela Goforth Doiron, Trustee
Adrien J. Doiron, UTMA

By:  /s/ Daniel R. Doiron
____________________________________
Daniel R. Doiron, Attorney-in-Fact
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